Exhibit 99.1

NEWS RELEASE

PARSLEY ENERGY ANNOUNCES 2015 CAPITAL BUDGET AND PROVIDES UPDATES ON FOURTH QUARTER 2014

OPERATING RESULTS, YEAR-END RESERVES, AND RECENT ACQUISITIONS

AUSTIN, Texas, February 6, 2015 – Parsley Energy, Inc. (NYSE: PE) today announced that its Board of Directors has approved a capital budget of $225-$250 million for 2015, excluding any amounts that may be paid for acquisitions. The Company also provided preliminary operational results for the fourth quarter ended December 31, 2014 and announced that proved reserves increased 66% year-over-year to 90.9 MMBoe as of December 31, 2014. In addition, Parsley announced that it acquired certain undeveloped acreage located adjacent to the Company’s existing operating areas, primarily in northwest Reagan County, TX, for approximately $139 million. The Company has posted to its website a presentation that supplements the information in this release.

2015 Production Outlook

In 2015, Parsley Energy expects production to average between 18.0 and 19.0 MBoe/d, representing 30% growth at the midpoint relative to 2014 average daily production of 14.2 MBoe/d. The outlook for 2015 incorporates the effect of winter storms that hindered drilling and production in January.

Total MBoe/d	18.0 -19.0
% Oil	58 - 60%
% Natural Gas	17 - 19%
% NGLs	23 - 25%

2015 Capital Budget

In 2015, the Company plans to spend between $195 million and $210 million on drilling and completion activities and between $30 million and $40 million on infrastructure and other items, representing total capital expenditures of $225 million to $250 million.

Budget	($MM)
Drilling & Completion	$195 - $210
Infrastructure & Other	$30 - $40
Total Capital Expenditures	$225 - $250

Parsley Energy currently operates 4 horizontal rigs and plans to operate an average of 3 horizontal rigs during 2015. The shape of drilling activity in 2015 is intended to reflect an anticipated uplift in returns associated with declining costs for services and equipment, with 2 horizontal rigs running on average during the first half of the year and 4 horizontal rigs running on average during the second half of the year. Substantially all of Parsley’s horizontal drilling activity will target zones from which the Company has already generated strong well productivity, with 80-90% of horizontal wells targeting the Wolfcamp B zone. In order to hold acreage, the Company intends to operate 1 vertical rig on an as-needed basis, representing approximately 10% of drilling and completion spending in 2015. The Company plans to complete 30-35 gross operated horizontal wells and 18-22 gross operated vertical wells, with average working interest above 90% for both the horizontal and vertical drilling programs.

“With a relatively low decline rate and some of the most productive horizontal wells in the Midland Basin, Parsley Energy is able to generate substantial year-over-year production growth with an efficient and flexible capital program that ensures ample liquidity and a healthy balance sheet,” said Bryan Sheffield, Chairman and CEO of Parsley Energy. “We are fortunate, given our asset concentration in the core of the Midland Basin and leading well productivity, to be able to generate consistently attractive returns on horizontal drilling investments even at currently depressed crude prices. Anticipated reductions in service and equipment costs would make our returns even more compelling. In addition, our measured pace should enable us to build significant momentum heading into 2016 while retaining abundant flexibility to ramp up or down as necessary.”

Fourth Quarter 2014 Update

Parsley Energy’s net production averaged 18.2 MBoe/d in Q4 2014, an increase of 19% over Q3 2014. Full year 2014 net production increased 184% year-over-year to 14.2 MBoe/d. Following weather-related delays that had a small impact in 4Q14 and a significant impact in January 2015, the Company has produced more than 20 MBoe/d over the most recent seven days for which production data is available.1

“Nimble organizations have a significant advantage in volatile environments,” Sheffield stated. “Having entered 4Q14 planning to accelerate drilling activity, we rapidly changed course, exiting the year with one fewer horizontal rig and three fewer vertical rigs than contemplated by our stated plan. Despite being among the first companies to decelerate, we are pleased to have again delivered strong quarter-over-quarter production growth, and our year-over-year growth of almost 200% demonstrates our ability to identify and develop premier assets. As our 2015 capital plan indicates, we will continue to emphasize returns by matching activity with circumstances, and we are well-prepared to resume a rapid growth trajectory if and when conditions dictate.”

The following table shows Parsley’s quarterly and annual production.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Production Data:
Oil (MBbl)	961	348	2,840	1,049
Natural gas[2] (MMcf)	2,148	1,447	7,245	4,680
NGLs (MBbls)	358	—	1,140	—
Total[3] (Mboe)	1,677	589	5,188	1,829
Average net daily production (Boe/d)	18.2	6.4	14.2	5.0
% Oil	57%	59%	55%	57%

[1]	Seven-day average production based on data for 1/23/2015 to 1/29/2015.
[2]	Parsley started breaking out natural gas and production in late 2013. As a result, natural gas and NGLs for 2013 are combined into the natural gas volumes.
[3]	One Boe is equal to six Mcf of natural gas or one Bbl of oil or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

Reserves

The Company’s proved reserves as of December 31, 2014, as prepared by Netherland, Sewell & Associates (“NSAI”), were 90.9 MMBoe and consist of 47.6 million barrels of oil, 123.6 billion cubic feet of natural gas, and 22.7 million barrels of natural gas liquids. Proved developed reserves were 46.0 MMBoe, or 51%, of total proved reserves.

Proved Reserve Highlights:

•	Proved reserves increased 66% to 90.9 MMBoe, while proved developed reserves increased 126% to 46.0 MMBoe from year-end 2013 reserves.

•	The pre-tax present value (“PV-10”)[4] of the Company’s reserves increased by 79% to $1.3[5] billion from year-end 2013.

•	Total reserves increased 36.1 MMBoe, replacing 694% of 2014 production volumes of 5.2 MMBoe; of these reserve additions, 25.0 MMBoe represent organic reserve growth from Parsley’s drilling activities.

•	Proved developed reserves increased from 43% of proved reserves at year-end 2013 to 51% at year-end 2014.

•	The Company voluntarily removed 14.0 MMBoe of reserves associated with potential vertical well activity over the next five years, reflected within “Revisions of previous estimates” in the reserve reconciliation table below.

Changes in reserves for the year ended December 31, 2014 are summarized in the table below:

(MMBoe)
Balance, December 31, 2013	54.8
Purchases of reserves	16.2
Divestiture of reserves in place	—
Extensions and discoveries	32.5
Revisions of previous estimates	(7.5)
Production	(5.2)

Balance, December 31, 2014	90.9

Parsley’s estimated proved reserves are prepared by NSAI, the Company’s independent reserve engineer, as of December 31, 2014. The estimates have been prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities – Oil and Gas. Prices used are based on 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2014. For oil and NGL volumes, the average West Texas Intermediate posted price of $91.48 per barrel is adjusted for quality, transportation fees, and a market differential. For gas volumes, the average Henry Hub spot price of $4.35 per MMBTU is adjusted for quality, transportation fees, and a market differential. The adjusted product prices of $85.99 per barrel of oil, $35.27 per barrel of NGL, and $4.281 per MCF of gas are held constant throughout the lives of the properties. The estimate of

	Oil (MBbls)	Nat Gas (MMcf)	NGL(MBbls)	Total(MBoe)	PV-10($MM)[6]
PDP	23,368	64,829	11,370	45,543	$928
PDNP	179	655	121	409	$7
PUD	24,070	58,161	11,176	44,939	$379

Total Proved	47,617	123,645	22,667	90,981	$1,314

the Company’s net reserves and future net revenue as of December 31, 2014 are summarized in the table below:

[4]	Year-end pre-tax discounted present value may be considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of pre-tax discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure. We further believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. Parsley’s pre-tax discounted present value as of December 31, 2014 may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2014 by reducing Parsley’s pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation will be included in the Company’s 2014 Form 10-K.
[5]	Calculated based on 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through December 2014.
[6]	PV-10 of the Company’s total proved reserves would be $717 million if based on internal estimates at realized pricing of NYMEX strip prices on 1/29/2015.

Recent Acquisitions

During 4Q14, Parsley Energy acquired approximately 8,450 net acres, primarily in northwest Reagan County, TX, for approximately $139 million. Highlights of these transactions, all of which have closed, include:

•	Bolt-on assets in the heart of the Company’s horizontal development area

•	Based on offset results, anticipate attractive well economics on acquired properties even at depressed commodity prices

•	100% operated, 73% held-by-production, with 75% net revenue interest and average working interest of 91%

•	Full rights to Wolfcamp and below across acquired acreage

•	Adds 199 net horizontal locations to drilling inventory

•	Adds 410 net vertical drilling locations to drilling inventory

“We are pleased to add high-quality assets adjacent to our existing leasehold,” Sheffield said. “Rarely do assets of this quality become available. We expect wells drilled on the acquired acreage to generate results consistent with the wells we have drilled on our core acreage to date, which are among the most productive in the Midland Basin.”

Liquidity and Hedging Update7

Parsley Energy’s borrowing base under its revolving credit facility currently stands at $562 million, though the Company has chosen to limit the aggregate commitment to $365 million. Following completion of a common stock offering priced February 6 and scheduled to close on February 11, the committed amount under Parsley’s revolver plus a pro forma cash balance of $154 million provides the Company with pro forma liquidity of $519 million as of the end of 4Q14.

Parsley Energy has fortified its liquidity and balance sheet by monetizing a portion of its hedge position, converting unrealized gains into $49 million of cash net of the cost of entering new hedging contracts with lower strike prices. Total barrels hedged are unchanged, with 94% and 126% of estimated 2015 oil production hedged in 2015 and 2016, respectively. Approximately half of Parsley’s estimated 2015 natural gas production is hedged in 2015, as well.

Oil Positions

	1Q15	2Q15	3Q15	4Q15	1Q16	2Q16	3Q16	4Q16	1Q17	2Q17
Put Spreads (Bbl/day)	5,222	6,264	7,826	10,272	10,989	12,198	14,185	15,326	—	—

Put Price ($/Bbl)	$77.29	$77.76	$66.35	$55.00	$55.00	$55.00	$60.17	$59.79	—	—
Short Put Price ($/Bbl)	$57.77	$58.16	$50.10	$40.00	$40.00	$40.00	$45.17	$44.79	—	—

Three Way Collars (Bbl/day)	4,000	3,462	3,424	2,120	2,418	1,648	—	—	3,333	3,297

Call Price ($/Bbl)	$113.75	$112.86	$112.86	$114.62	$116.82	$120.00	—	—	$115.00	$115.00
Put Price ($/Bbl)	$84.03	$83.10	$83.10	$85.00	$85.00	$85.00	—	—	$80.00	$80.00
Short Put Price ($/Bbl)	$62.22	$65.00	$65.00	$65.00	$65.00	$65.00	—	—	$60.00	$60.00

Total Bbls/day hedged	9,222	9,725	11,250	12,391	13,407	13,846	14,185	15,326	3,333	3,297

[7]	For more information on the Company’s hedge positions, please see the Company’s investor presentation posted on its website.

Natural Gas Positions

	1Q15	2Q15	3Q15	4Q15
Three Way Collars (MMBtu/day)	10,000	9,890	9,783	9,783
Call Price ($/MMBtu)	$5.25	$5.25	$5.25	$5.25
Put Price ($/MMBtu)	$4.50	$4.50	$4.50	$4.50
Short Put Price ($/MMBtu)	$3.75	$3.75	$3.75	$3.75
Total MMbtu/day hedged	10,000	9,890	9,783	9,783

Fourth Quarter and Full-Year 2014 Earnings Release and Conference Call

Parsley Energy plans to release its fourth quarter 2014 financial and operating results after the market closes on Thursday, February 26, 2015. In conjunction with the release, the Company will host a conference call and webcast on Friday, February 27 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). Participants should call 412-902-0003 10 minutes before the scheduled time and request the Parsley Energy conference call. A telephone replay will be available through March 6 by dialing 201-612-7415 (passcode: 13600463). A live broadcast of the earnings conference call will also be available on the internet at www.parsleyenergy.com under the “Investor Relations” section of the website. A replay will be available shortly after the call. The Company has also posted to its website a presentation that supplements the information in this release.

About Parsley Energy, Inc.

Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition, development, and exploitation of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Forward Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Parsley Energy’s expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Parsley Energy’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Parsley Energy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Parsley Energy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in our filings with the SEC, including the prospectus filed with the SEC in connection with our initial public offering. The risk factors and other factors noted in our SEC filings could cause our actual results to differ materially from those contained in any forward-looking statement.

Contact Information

Brad Smith, CFA

Parsley Energy, Inc.

Director, Investor Relations

ir@parsleyenergy.com

(512) 505-5199

Dennard ¡ Lascar Associates

Jack Lascar, jlascar@dennardlascar.com

Lisa Elliott, lelliott@dennardlascar.com

(713) 529-6600